Exhibit 99.1

BDCA Venture Announces Two Strategic Initiatives to Enhance Stockholder Value

  BDCA Venture changes its investment objective to emphasize current income
  Board of Directors authorizes $5 million stock repurchase program

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--September 25, 2014--BDCA Venture, Inc. announced today that its Board of Directors has approved a change in its investment objective and authorized a stock repurchase program. BDCA Venture is a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940 (“BDCA Venture” or the “Company”) (Nasdaq: BDCV).

Change in Investment Objective to Emphasize Current Income and Related Transition Period

BDCA Venture’s Board of Directors has decided to change the Company’s investment objective to maximize total return by generating current income and, to a lesser extent, capital appreciation by primarily lending with warrants to emerging growth companies that are typically backed by venture capital firms.

This new investment strategy is designed to:

  Generate current income, which will potentially offset operating expenses and over time reduce the operating expense drain on BDCA Venture’s net asset value,
  Create the potential to provide a more predictable and consistent source of return to stockholders compared to the episodic and inconsistent capital gains realized on equity investments, and
  Provide stockholders with the potential for capital appreciation through warrants and other possible equity features that BDCA Venture may negotiate as part of future debt investments in accordance with its new investment objective.

BDCA Venture Adviser, LLC (the “Adviser”), the Company’s investment adviser, intends to begin transitioning the Company to invest consistently with its new investment objective over the next several months. The Adviser will continue to manage the Company’s existing portfolio holdings consistent with past practices. The Adviser will also begin to identify suitable investments and, subject to the availability of suitable investment opportunities, will direct cash from exited investments into debt investment opportunities selected in accordance with the Company’s new investment objective. However, the Adviser does not expect that the Company’s position in debt investments will constitute a meaningful portion of the portfolio prior to December 1, 2014. Consistent with the Company’s past practice, it intends to publicly announce once it has made the initial debt investment.

Stock Repurchase Program

The Board of Directors authorized a stock repurchase program of up to $5 million. The stock repurchase program will be effective for six months from the date the Board adopted the stock repurchase program, which was September 22, 2014, and will expire on March 22, 2015, unless extended by the Board.

Under the program, BDCA Venture’s management is authorized to repurchase shares in open market transactions, including through block purchases, depending on prevailing market conditions and other factors. BDCA Venture intends to fund the repurchases through its available liquidity.

The repurchase program may be extended, modified or discontinued at any time for any reason. The program does not obligate BDCA Venture to acquire any specific number of shares, and repurchases under the program will be subject to certain restrictions on the method, timing, price and volume of stock repurchases in accordance with applicable laws and regulations.

Because the Company is prohibited from repurchasing shares during its customary quarterly black-out period and to allow for the transition to its new investment objective, the Company is not expected to make any repurchases until early November following the expected filing of its quarterly report in late October.

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940 that specializes in making debt and equity investments in emerging growth companies that are typically backed by venture capital firms. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

To be added to BDCA Venture’s email distribution list to receive quarterly newsletters and other announcements, please visit our website.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
BDCA Venture, Inc.
Investor Relations Contact:
Margie L. Blackwell, (720) 889-0133
Investor Relations Director
mblackwell@bdcv.com
or
RCS Capital Corporation
Andrew G. Backman, (212) 415-6500
Managing Director
Investor Relations and Public Releases
abackman@rcscapital.com